Exhibit 2

LEASE

          THIS AGREEMENT, made this 15th day of May, 2003, by and among ANDA INVESTMENTS LTD, a Texas limited partnership (the "Landlord") and KONSYL PHARMACEUTICALS, INC., a Delaware corporation (the "Tenant").

RECITAL

           Landlord owns that certain real property and improvements in Talbot County, Maryland located at the address set forth on Exhibit A as more fully described in the legal description on Exhibit A (the "Demised Premises"); and

Landlord desires to lease to Tenant and Tenant desires to lease and rent from Landlord upon the terms and conditions hereinafter set forth, the Demised Premises; and

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and the Recitals set forth above and made a part of this lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	PREMISES.

          (a) Landlord hereby leases and demises to Tenant, and Tenant hereby leases and rents from Landlord, the Demised Premises together with all rights and privileges in and about the Demised Premises as may be necessary or convenient to Tenant's business.

          (b) The above-described Demised Premises includes all buildings, structures and other improvements constructed and to be constructed thereon including all presently installed equipment, and all easements, rights and appurtenances thereto.

          (c) Tenant does hereby acknowledge, represent, warrant and agree to and with Landlord that (i) except as may be specifically set forth herein, Tenant is leasing the Demised Premises in an "AS IS" condition with respect to any facts, circumstances, conditions and defects of all kinds; (ii) based upon all physical inspections, examinations and tests of the Demised Premises as Tenant deems necessary.

2.	TERM OF LEASE.

          (a) The term and duration of this lease shall be for a five years, commencing from the Commencement Date herein provided. Each succeeding full twelve (12) month period during the term of this lease is hereafter referred to as a Lease Year.

          The Commencement Date shall be the date on which Pharmaceutical Formulations, Inc. ("PFI") acquires the stock of the Tenant acquires the stock of Konsyl Pharmaceuticals, Inc. ("Konsyl") pursuant to the provisions of a certain Stock Purchase Agreement between PFI and the stockholders of Konsyl dated April 15, 2003 (the "Purchase Agreement"). In the event that the closing of the Purchase Agreement has not been consummated on or before May 15, 2003 ("Closing Date"), this Lease shall be null and void and of no further force or effect and the parties hereto shall have no liability or obligation to each other hereunder.

3.	RENT.

          (a) Tenant's liability for rent shall commence to accrue on the Commencement Date as defined in Section 2(b) above, provided that this lease has not been terminated prior thereto. If the Commencement Date begins on a date other than the first of a calendar quarter, the rent for such partial initial quarter shall be prorated and shall be due and payable on the Commencement Date, and the term will be extended to terminate on the last day of the calendar quarter in which the term would otherwise expire. The annual base rent ("Base Rent") to be paid by Tenant to Landlord shall be Two Hundred Thousand Dollars ($200,000.00). Such rental shall be payable in equal quarterly installments of Fifty Thousand Dollars ($50,000.00) on the first day of each calendar quarter during the term hereof. For the period from the Closing Date until the beginning of the first full calendar quarter, the prorated portion of the prior calendar quarter shall be payable to Landlord on the Closing Date.

          (b) (1) All payments of rent hereunder shall be made to Landlord as the same become due in lawful money of the United States. Nothing contained in this lease shall be construed to be or create a partnership or joint venture between Landlord and Tenant.

                (2) Receipt and acceptance by Landlord of any rentals, additional rentals and charges with knowledge of the breach of any covenant or condition of this lease by Tenant shall not be deemed a waiver of such breach.

          (c) In addition to the payments required herein as Base Rent to the Landlord, the Tenant shall also pay the following:

                (1) All occupational licenses, other licenses, franchise taxes and business taxes arising from or necessary in the operation of the business to be carried on in the Demised Premises.

                (2) All utility services provided to the Demised Premises and used by Tenant, including, but not limited to, water, gas, electric, and telephone, as they from time to time shall accrue and be due and payable during the term of this lease.

                (3) Tenant shall pay to the appropriate governmental agencies all real estate and other ad valorem taxes (including without limitation, special assessments) with respect to the Demised Premises and the improvements thereon during the term of this lease or any extension thereof and upon request shall furnish Landlord a copy of the receipted tax bill. These taxes include, but are not limited to, any real estate tax, real estate rental receipt or gross receipt tax or any other tax imposed by Federal, state or local taxing or assessing authorities as a substitution for or in addition to the current method of property taxation. It is further understood and agreed that all real estate and ad valorem taxes assessed during the first and last years of the term of this lease shall be prorated and that Tenant shall only be liable for such portions of such taxes assessed for said first and last years as its months of occupancy during any of said years shall bear to the total of twelve (12) months. Tenant shall have the right in its name or in Landlord's name, whichever shall be appropriate, but at its own cost and expense, to file and prosecute applications for reduction of assessed valuation and to institute legal proceedings for the reduction thereof. Notwithstanding such contest, Tenant shall pay all taxes before the Demised Premises, or any portion thereof, may become subject to a sale by governmental authority by reason of the non-payment thereof. Upon the final determination of any such contest by a court or governmental department or authority having final jurisdiction in the matter, Tenant shall pay the same, together with such fines, interest, penalties, cost and charges as may, in accordance with such determination, be payable in connection therewith. In no event shall Tenant be liable for payment of any income, estate or inheritance taxes imposed upon the Landlord or the estate of the Landlord with respect to the Demised Premises. Landlord agrees to promptly deliver copies of all tax notices and tax bills to the Tenant so that Tenant may timely contest any proposed tax increase and promptly pay the tax due so as to take advantage of any discounts allowed for timely payment.

                (4) It is the intention of the parties that this lease is a "triple-net" lease for all purposes and that Tenant shall bear all expenses associated with the Demised Premises and the lease shall be construed consistent with such intention.

          (d) All rental due hereunder shall continue to be payable to the date of closing under the Purchase Option Agreement.

3.	MAINTENANCE AND REPAIRS.

          (a) Subject to the provisions of Section 7, during the term of this lease Tenant shall, at Tenant's expense, maintain the Demised Premises in good condition and repair, reasonable wear and tear and damage by act of God or fire or other causes beyond the reasonable control of Tenant excepted. Notwithstanding the foregoing, Landlord shall make any structural repairs and replacements necessitated to the roof, foundation, walls and other structural elements of the Demised Premises.

          (b) Tenant shall be permitted to install and use on and about the Demised Premises at any time or times all such equipment, exterior and interior signs, trade fixtures, and other personal property as Tenant may desire; provided, however, that Tenant may not make any alterations to any structural components of the improvements on the Property without Landlord's approval, which approval shall not be unreasonably withheld or delayed.

          (c) Tenant will repair at its expense any damage to the Demised Premises or the buildings thereon caused by bringing into the Demised Premises any property for Tenant's use or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, employees or contractors.

4.	TIME OF THE ESSENCE.

          It is agreed that time is of the essence in respect to the provisions contained in this lease.

5.	DELIVERY OF POSSESSION.

          The Landlord shall deliver possession of the Demised Premises to the Tenant on the Commencement Date.

6.	WARRANTIES.

          (a) Tenant shall be entitled to receive a good and marketable first leasehold interest in and to the Demised Premises, free and clear of all liens, encumbrances, tenancies, and other exceptions, except such as provided herein or as Tenant may waive.

          (b) Landlord covenants and warrants that has Landlord has good and marketable title in fee simple to the Demised Premises. Landlord covenants and warrants that the Demised Premises are free and clear of all liens, encumbrances and easements except for (i) liens for real estate taxes, water and sewer rents, including special assessments, not yet due and payable, (ii) easements for roads, and (iii) easements, restrictions, agreements and like matters of record which do not materially adversely affect the use of the Property (the "Permitted Exceptions"). Landlord further covenants and warrants that during the term of this Lease it will maintain the Demised Premises free and clear of all such liens, encumbrances and easements. Landlord covenants and warrants that it has full power and authority to make this lease, and that the execution and delivery hereof has been duly authorized. Landlord covenants and warrants that Tenant shall have and enjoy full, quiet and peaceful possession of the Demised Premises, its appurtenances and all rights and privileges incidental thereto during the term hereof and all extensions and renewals thereof. Notwithstanding anything herein to the contrary, as of the Commencement Date any leases on any portion of the Demised Premises other than this lease, shall be terminated, and Landlord shall provide Tenant with a copy of all such lease termination agreements prior to the Commencement Date.

          (c) Landlord represents and warrants that to the best of its knowledge and without investigation that:

                (1) it is, and at all times has been, in compliance with, and has not been and is not in material violation of or liable under, any Environmental Law. Landlord has no reasonable expectation of receiving, nor has it or any other person or entity ("Person") for whose conduct it is or may be held to be responsible, received any order, notice, or other communication from (i) any governmental authority or private citizen, or (ii) any prior owner or operator of the Demised Premises, of any actual or potential violation by Landlord or failure by Landlord to comply with any Environmental Law, or of any obligation of Landlord to undertake or bear the cost of any Environmental Liability with respect to the Demised Premises.

                (2) There are no pending or threatened claims, liens, charges or other restrictions of any nature, resulting from any Environmental Liability or arising under or pursuant to any Environmental Law, with respect to or affecting the Demised Premises.

                (3) Neither Landlord nor any other Person for whose conduct Landlord is or may be held responsible, has any or is subject to any Environmental Liabilities with respect to the Demised Premises.

                (4) Except as disclosed to Tenant, there are no Hazardous Materials at the Demised Premises in concentrations above the cleanup standards for soil and groundwater at non-residential properties used by the Maryland Department of the Environment in the Voluntary Cleanup Program. There are no Hazardous Materials present on property other than the Demised Premises as a result of Landlord's or such person's activities at the Demised Premises in concentrations above the cleanup standards for soil and groundwater at non-residential properties used by the Maryland Department of the Environment in the Voluntary Cleanup Program.

                (5) Landlord has not caused any release, of any Hazardous Materials at or from the Demised Premises or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Premises, or at any geologically or at any hydrologically adjoining property beyond any legally permissible limits.

                (6) Landlord has delivered to Tenant true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Landlord pertaining to Hazardous Materials in, on, or under the Demised Premises, or concerning compliance by Landlord or any other Person for whose conduct Landlord is or may be held responsible, with Environmental Laws.

                (7) There are no underground storage tanks ("USTS") presently located at the Demised Premises. Any USTS previously located at the Demised Premises have been removed in accordance with all laws and all appropriate certifications required upon removal have been obtained, and copies of all such certifications shall be delivered to Tenant in accordance with Section 2(c) hereof.

          (d) Landlord shall indemnify, defend and hold harmless Tenant and its agents, employees, heirs, successors, and assigns from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, and reasonable attorneys' and consultants fees (collectively, "Losses") arising out of or based upon (i) the release, use, generation, storage or disposal of Hazardous Materials by Landlord or persons for whose conduct Landlord may be held to be responsible (including prior tenants) in concentrations above the cleanup standards for soil and ground water at non-residential properties used by the Maryland Department of the Environment in the Voluntary Cleanup Program prior to the Commencement Date of this lease that are in, on, under, or migrating from the Demised Premises; or (ii) offsite treatment, storage or disposal of Hazardous Materials by Landlord or persons for whose conduct Landlord may be held to be responsible (including prior tenants) occurring prior to the Commencement Date; or (iii) the breach of any representation or warranty set forth in this Section or Section 7(e) above. This indemnity shall survive the termination of this lease and shall not be merged in any deed which may be delivered hereunder.

          (e) As used in this lease, the following terms have the meanings respectively set forth after each one:

           "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or nature resource.

           "Environmental Law" means (i) the Comprehensive Environmental Response, Compensation, and Liability Act, (42 U.S.C.ss.ss.9601 et seq.); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S. C.ss.ss.6901 et seq.; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C.ss.ss.1 1001 et seq.); (iv) the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.); (v) the Clean Water Act (33 U.S.C.ss.ss.1251 et seq.; (vi) the Toxic Substances Control Act (15 U.S.C.ss.ss.2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C.ss.ss.1801 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act ( 7 U.S.C.ss.ss.136 et seq.); (ix) the Safe Drinking Water Act (42 U.S.C.ss.ss.300f et seq.); (x) any state, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(ix) of this Section; (xi) any amendments to the statutes, laws or ordinances listed in parts (i)-(ix) of this Section; (xii) any rules, regulations, guidelines, directive, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)-(xi) of this Section; (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect on Closing relating to environmental matters.

           "Environmental Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law consisting of or relating to: (a) any environmental matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any applicable Environmental Law (whether or not such Cleanup has been required or requested by any governmental authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

           "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

7.	COMPLIANCE WITH LAWS AND ORDINANCES.

          (a) Tenant shall comply in all material respects with all federal, state, county and city laws and ordinances and all rules and regulations of any duly constituted authority, present and future, affecting or respecting the use or occupancy of the Demised Premises by Tenant, or the business at any time thereon transacted by Tenant or any assignee or subtenant of Tenant after the Commencement Date.

          (b) Tenant shall at all times keep the Demised Premises, the building thereon and all appurtenances and conduct all business thereon in a clean, orderly and sanitary condition, according to the applicable statutes, city ordinances, and the directions or regulations of the proper public authorities and all rules and regulations of the Fire Underwriters Bureau, and will not commit waste or nuisance thereon.

8.	COVENANT OF QUIET ENJOYMENT / ENCUMBRANCES.

          (a) The Tenant, upon the payment of the rent herein reserved and upon the performance of all of the terms of this lease, shall at all times during the lease term and during any extension or renewal term peaceably and quietly enjoy the Demised Premises without disturbance from the Landlord or from any other person claiming through the Landlord. Landlord agrees that following the date hereof it shall not grant any easements without the consent of the Tenant, which consent Tenant may withhold in its sole and absolute discretion. In the event that an easement or other matter affecting title to the Demised Premises is imposed upon Tenant by a government agency or public utility having authority to impose such matter, Tenant agrees not to unreasonably withhold its consent to the grant of such easement or other matter affecting title so long as the same does not materially interfere with Tenant's use of the Demised Premises.

          (b) Landlord will obtain from any and all mortgagees of the Property and beneficiaries of any deeds of trust secured by the Property an executed and delivered Subordination, Non-Disturbance and Attornment Agreement in form and substance reasonably satisfactory to Tenant.

9.	TERMINATION.

          The Tenant shall vacate the Demised Premises in the same condition and repair as on the Commencement Date, ordinary wear and tear, depreciation, damage and loss from the elements, casualty, and other occurrences beyond the reasonable control of Tenant excepted, and Tenant shall remove all of its property therefrom so that the Landlord can repossess the Demised Premises not later than noon on the day upon which this lease or any extension thereof ends, whether upon notice or by holdover or otherwise. The Landlord shall have the same rights to enforce this covenant by ejectment and for damages or otherwise as for the breach of any other condition or covenant of this lease. The Tenant may at any time, provided that Tenant is not in default hereunder, prior to or upon the termination of this lease or any renewal or extension thereof remove from the Demised Premises all materials, equipment and trade fixtures of every other sort or nature the cost of which was paid for by the Tenant, provided that such property is removed without substantial injury to the Demised Premises and that Tenant repairs and/or replaces any damage to the structures resulting from such removal. Tenant shall indemnify and hold harmless Landlord from and against all losses sustained by Landlord in connection therewith. No injury shall be considered substantial if it is promptly corrected by restoration to the condition prior to the installation of such property, if so requested by the Landlord.

10.	INSURANCE.

          The Tenant shall carry at its own expenses during the tem of this Lease, on the building and other improvements that are part of the Demised Premises, policies of fire and extended coverage covering all improvements, structures and their contents on a full replacement cost basis. Such insurance policies shall name Landlord as a loss payee. In addition Tenant agrees to provide during the term of this Lease at its expense public liability insurance naming Landlord as one of the insureds in an amount of not less than $250,000 for injuries to one person, $500,000 for injuries to more than one person in one accident and $100,000 property damage, and to furnish Landlord with a copy of the policies.

11.	UTILITIES.

          (a) The Tenant agrees to pay for all water, fuel, gas, oil, heat, electricity, power, materials, utilities, and services which may be furnished to it or, used by it in, or about the Demised Premises and pay all taxes on such charges and to keep said Demised Premises, free and clear of any lien, or encumbrance of any kind whatsoever created by Tenant's act or omission. The Landlord is under no liability to the Tenant nor shall rental be abated due to the loss of any such service.

12.	CONDEMNATION.

          (a) The parties hereto agree that, should the whole of the Demised Premises be taken or condemned by any competent authority for any public or quasi-public use or purpose during the term of this lease, this lease shall terminate as of the time when possession thereof is required for public use and from that day on the parties shall be released from further obligations hereunder. In such event, each of Tenant and Landlord shall be entitled to recover from the condemning authority their respective damages in connection with such condemnation, and Tenant's damages shall include the value of its leasehold estate at such time as well as the value of its option to purchase the Property.

          (b) In the event that a part of the Demised Premises shall be taken or condemned and (i) the part so taken includes all or a part of the building on the Demised Premises, or (ii) the part so taken shall, in Tenant's reasonable judgment, materially impair Tenant's ability to conduct its business on the Demised Premises, then and in such event, the Tenant may, at any time either prior to or within a period of ninety (90) days after the date when possession of the Demised Premises shall be required by the condemning authority, elect to terminate this lease, and each of Tenant and Landlord shall be entitled to recover from the condemning authority their respective damages in connection with such condemnation, and Tenant's damages shall include the value of its leasehold estate at such time as well as the value of its option to purchase the Property.

          (c) In the event of a taking which does not give rise to the termination or an option on Tenant's part to terminate this lease, or in the event of a taking which does give rise to such option but Tenant does not elect to exercise same, Landlord shall be entitled to the award from such condemnation and shall promptly restore, replace or repair the Demised Premises to the same condition as existed immediately prior to such taking insofar as is reasonably possible.

13.	ASSIGNMENT AND SUBLETTING.

          The Tenant may not assign this lease or let or underlet the whole or any part of said Demised Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed except that if such assignment is to an entity which Tenant controls, or which is controlled by or under common control with Tenant, then no such consent shall be required. Any such assignment or subletting shall not relieve Tenant of its obligations under this lease. exercised and the transaction closed by sending notice of such acceleration to Landlord

14.	HOLDING OVER.

          In the event the Purchase Option has not been exercised either by Tenant or Landlord, and Tenant continues to occupy the Demised Premises after the last day of the term hereby created, or after the last day of any extension of said term, a tenancy from month to month on the same terms and conditions as this lease shall be created, terminable by Landlord upon thirty (30) days prior written notice.

15.	DESTRUCTION OF PREMISES.

          In the event of a total or partial destruction of any of the Buildings or related improvements located on the Demised Premises during the term from any cause, the Tenant shall, to the extent of the insurance proceeds therefor, repair the same unless Tenant, in its reasonable business judgment, determines that the extent of the damage and the period required for repair and reconstruction will materially impair its business, in which event Tenant may elect not to repair or restore the same. The rent to be paid hereunder shall not abate during any period of reconstruction.

16.	WAIVER OF SUBROGATION.

           Landlord and Tenant do hereby waive any and all claims against the other (for themselves and their insurers) for damage to or destruction of any improvements upon the Demised Premises (whether or not resulting from the negligence of Tenant) which is covered by insurance which Tenant is obligated to carry under the terms of this lease.

17.	RELATIONSHIP OF PARTIES.

          It is understood and agreed that the relationship of the parties hereto is strictly that of Landlord and Tenant and that this lease shall not be construed as a joint venture or partnership. The Tenant is not and shall not be deemed to be the agent or representative of the Landlord.

18.	PERSONAL PROPERTY.

          The Landlord acknowledges that Landlord has no interest in any personal property or equipment or furniture and fixtures except permanent improvements located or installed by the Tenant upon the Demised Premises, if any, and the Landlord agrees in the future to furnish the Tenant, upon request, such Landlord's Waiver or Mortgagee's Waiver or similar document as may be reasonably required by a lender or equipment lessor in connection with the Tenant's acquisition or financing respecting such personal property, equipment, furniture and fixtures and/or with respect to any credit facilities made available to Tenant. The Tenant shall have the right to remove same at the termination of this lease if it is not in default hereunder beyond any applicable grace period, and, notwithstanding anything to the contrary contained in this lease, Tenant shall be permitted ten (10) days after the effective date of termination of the term or any renewal or hold-over term within which to accomplish the removal if it is not in default hereunder beyond any applicable grace period, and Tenant and its lender/equipment lessor removing such property shall be obligated to repair any damage caused by removal.

19.	ESTOPPELS.

           Landlord and Tenant do each hereby agree at any time and from time to time that within not more than ten (10) days after written request by the other, to execute, acknowledge and deliver to each other a written statement certifying that this lease is in full force and effect (of if not, stating the reasons why) and that this lease is unmodified (or, if there have been modifications, that the same are in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement may be relied upon by the person designated as the recipient thereof.

20.	OPTION TO PURCHASE / PURCHASE REQUIREMENT

           Landlord has granted Tenant an option to purchase the Demised Premises (the "Purchase Option") pursuant to a certain Purchase Option Agreement dated May 15, 2003, a copy of which is attached hereto as Exhibit B (the "Purchase Option Agreement"). Tenant may record the purchase Option Agreement or, at Tenant's request, the Landlord shall execute a memorandum of option which may be recorded by Tenant in lieu of the Purchase Option Agreement.

          This Purchase Option may not be assigned separate from this Lease. The exercise of the Purchase Option shall not terminate Tenant's obligations to pay rental hereunder up to the date of Closing.

21.	NOTICES

          Any notices required or permitted to be given under this lease shall be given in writing and shall be delivered (a) in person, (b) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) by legible facsimile (followed by hard copy sent concurrently with such facsimile, in accordance with preceding subsections (a) or (b)), and such notices shall be addressed as follows:

If to Landlord:

ANDA Investments, Ltd. 6109 Westover Drive Fort Worth, Texas 76107 Attention: Frank X. Buhler, General Partner Facsimile No.: 817 737-6009

With a required copy to:

Michener & Sparks, L.L.P. 301 Commerce, Suite 3000 Fort Worth, Texas 76102 Attention: John W. Michener, Jr., Esq. Fax No. 817.335.6505 Email: jwmichener@att.net

If to Tenant:

Konsyl Pharmaceuticals, Inc. Attention: President 8050 Industrial Park Road Easton, Maryland 21601

With a required copy to:

Pharmaceutical Formulations, Inc. Attention: Mr. James Ingram 460 Plainfield Avenue Post Office Box 1904 Edison, New Jersey 08818-1904 Facsimile No.: 732 891-3330

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery). Notice given by facsimile shall be effective upon receipt of such facsimile (subject to the requirement that hard copy be sent concurrently in accordance with this Section); however, if the facsimile is received after 5:00 p.m. prevailing local time at the place of receipt, notice by facsimile shall not be effective until the next business day. thereunder.

22.	SUCCESSORS AND ASSIGNS.

          The covenants, terms, conditions, provisions, and undertakings in this lease or in any renewals thereof shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties, as if they were in every case named and expressed, and shall be construed as covenants running with the land; and wherever reference is made to either of the parties hereto, it shall be held to include and apply also to the heirs, executors, administrators, successors, and assigns of such party, as if in each and every case so expressed.

23.	DECLARATION OF GOVERNING LAW / WAIVER OF JURY TRIAL.

          (a) This lease shall be governed by, construed and enforced in accordance with the laws of the State of Maryland.

          (b) LANDLORD AND TENANT HEREBY MUTUALLY WAIVE ANY AND ALL RIGHTS WHICH EITHER MAY HAVE TO REQUEST A JURY TRIAL IN ANY PROCEEDING AT LAW OR IN EQUITY IN ANY COURT OF COMPETENT JURISDICTION FOR ANY MATTER ARISING UNDER THIS LEASE OR THE USE AND OCCUPANCY OF THE DEMISED PREMISES.

24.	GRAMMATICAL USAGE.

          In construing this lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

25.	FURTHER ASSURANCES.

          The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, term, condition, or assurance in this lease whenever occasion shall arise and request for such instruments shall be made, including, but not limited to a memorandum of lease.

26.	CAPTIONS.

          The captions and marginal notes of this lease are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this lease, nor in any way affect this lease.

27.	ENTIRE AGREEMENT.

          This lease and the Purchase Option Agreement, together with any written agreements which shall have been executed simultaneously herewith, contain the entire agreement and understanding between the parties. There are no oral understandings, terms, or conditions, and neither party has relied upon any representation, express or implied, not contained in this lease, the Purchase Option Agreement or the simultaneous writings heretofore referred to. All prior understandings, terms, or conditions negotiated or agreed to between the parties prior to the date of this Lease are superceded by the terms of this Lease.

28.	MODIFICATION.

          This lease may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modifications, or discharge is sought.

29.	SEVERABILITY.

          If any provision of this lease shall be declared invalid or unenforceable, the remainder the lease shall continue in full force and effect.

30.	CONSTRUCTION.

           Landlord and Tenant hereby acknowledge that each has participated equally in the drafting of this lease and, accordingly, no court construing this lease shall construe it more stringently against one party that the other.

31.	HOLD HARMLESS.

           Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, liabilities, damages and for any and all costs, including attorneys' fees, incurred by Landlord which arise from any negligence of Tenant or any of its agents, representatives, customers, employees, or invitees.

          IN WITNESS WHEREOF, the parties have executed this lease under seal as of the date and year first above written.

ANDA INVESTMENTS LTD., a Texas limited partnership By: _____________________________(SEAL) Name: _______________________ Title: _______________________

KONSYL PHARMACEUTICAL, INC., a Delaware corporation By: _____________________________(SEAL) Name: _______________________ Title: _______________________

STATE OF __________	)
) ss:
CITY/COUNTY OF __________	)

          I HEREBY CERTIFY that on the _____ day of _______________, 20___, before me, the subscriber, a Notary Public of the State of __________________, personally appeared _______________, who acknowledged himself/herself to be the _______________ of Anda Investments Ltd. a Texas limited partnership, and that he/she, as the _______________ ofAnda Investments Ltd., being authorized to do so, executed this Agreement for the purposes contained in the document, by signing the name of the limited partnership by himself/herself as _______________.

          IN WITNESS WHEREOF I hereunto set my hand and notarial seal.

[Notary Seal]	____________________________________ Notary Public

My Commission Expires: _______________

STATE OF __________	)
) ss:
CITY/COUNTY OF __________	)

           I HEREBY CERTIFY that on the _____ day of _______________, 20___, before me, the subscriber, a Notary Public of the State of ___________________, personally appeared _______________, who acknowledged himself/herself to be the _______________ of Konsyl Pharmaceuticals, Inc., a Delaware corporation, and that he/she, as the _______________ of Pharmaceutical Formulations, Inc., being authorized to do so, executed this Agreement for the purposes contained in the document, by signing the name of the corporation by himself/herself as _______________.

          IN WITNESS WHEREOF I hereunto set my hand and notarial seal.

[Notary Seal]	____________________________________ Notary Public

My Commission Expires: _______________